Exhibit 1.3

                               INDEMNITY AGREEMENT

      Reference is made to the Prospectus Supplement dated March 5, 1998 (the "Prospectus Supplement") relating to the Asset Backed Notes, Series 1998-1 (the "Notes"), which Notes will be issued by Mortgage Lenders Network Home Equity Loan Trust, Series 1998-1. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

      First Union Capital Markets, a division of Wheat First Securities Corp. a Virginia corporation ("First Union"), hereby represents and warrants to Prudential Securities Secured Financing Corporation ("PSSFC") and Prudential Securities Incorporated (the "Underwriter") that (a) it provided to PSSFC the information relating to First Union set forth in the Prospectus Supplement in the fifth paragraph under "Underwriting" (the "First Union Information"), and
(b) such First Union Information does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. First Union acknowledges and understands that PSSFC is relying on the aforesaid representation and warranty and is causing the issuance of the Notes in partial reliance thereon and First Union agrees, in consideration for PSSFC facilitating the financing of the Mortgage Loans and in consideration of the Underwriter's purchase of the Notes, to indemnify and hold harmless PSSFC, each of PSSFC's directors, each of PSSFC's officers who signed the Registration Statement and each person if any who controls PSSFC within the meaning of the Securities Act of 1933, as amended, and the Underwriter and each person who controls the Underwriter within the meaning of the Securities Act of 1933, as amended, for any losses, claims, damages or liabilities joint or several it incurs as a result of a breach of such representation and warranty and will reimburse any legal or other expenses incurred by PSSFC or any such director, officer or controlling person and the Underwriter or any such controlling person in connection with investigating any such loss, claim, damage, liability or action.

      Each  obligation  of First Union to  indemnify  PSSFC and the  Underwriter
(each, an "Indemnified Party") is conditioned upon the following: the related Indemnified Party shall promptly notify First Union in writing of the existence of any fact or circumstance known to such Indemnified Party giving rise to First Union's obligation of indemnity and in the case of any claim or litigation which may give rise to such an obligation, the Indemnified Party shall promptly notify First Union in writing of the making of such claim or the commencement of such litigation when the same become known to such Indemnified Party. First Union shall have the option of defending the Indemnified Party in connection with any such claim or litigation using First Union's own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party: if First Union exercises such option, First Union shall not be responsible for the Indemnified Party's attorneys' fees incurred after the Indemnified Party receives notification of First Union's exercise of such option and the Indemnified Party has acknowledged its approval

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of the  selected  counsel.  First  Union shall have the right to settle any such claim or litigation with the approval the Indemnified Party, which approval shall not be unreasonably withheld. If the Indemnified Party recovers from any third party any amount paid by First Union to the Indemnified Party in satisfaction of First Union's obligations to indemnify the Indemnified Party, the Indemnified Party shall promptly pay to First Union the full amount so recovered. First Union shall have no obligation to indemnify each Indemnified Party for any claims, liabilities, losses, costs, damages, attorneys' fees, or other expenses which would have been avoided had the Indemnified Party taken reasonable action to mitigate such claims, liabilities, losses, costs, damages, attorneys' fees, or other expenses. First Union shall have no obligation to indemnify each Indemnified Party from any claim, liability, loss, cost, damage, attorneys' fees or other expenses arising from the negligence or willful misconduct of such Indemnified Party or its officers, employees, or agents.

      The obligations of First Union hereunder shall be in addition to any liability which First Union may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the related Indemnified Party and to each person, if any, who controls such Indemnified Party within the meaning of the Securities Act of 1933, as amended.

      The agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles).


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      IN WITNESS WHEREOF,  First Union has executed this Indemnity  Agreement as of March 5, 1998.

                                         FIRST UNION CAPITAL MARKETS, a division
                                         of Wheat First Securities Corp.

                                            BY: /s/ SHANKER MERCHANT
                                               ---------------------------------
                                               Name:  Shanker Merchant
                                               Title: Managing Director